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                                                                        Contact:
                                                                   Michael Angel
                                                         Chief Financial Officer
                                                           Phone: (408) 745-5400
                                                        mike_angel@spectrian.com
                                                                              or
                                                                    Michelle Kim
                                                Marketing Communications Manager
                                                                       SPECTRIAN
                                                           Phone: (408) 745-5785
                                                      michelle_kim@spectrian.com

FOR IMMEDIATE RELEASE

         SPECTRIAN ANNOUNCES SALE OF ITS ULTRARF DIVISION TO CREE, INC.


         SUNNYVALE, Calif - November 21, 2000 - Spectrian Corp. (NASDAQ: SPCT), a leader in the design and manufacture of ultra-linear power amplifiers for the wireless infrastructure market, today announced that it has entered into a definitive agreement to sell Spectrian's UltraRF semiconductor division to Cree, Inc. (NASDAQ: CREE).

         Cree is a leader in silicon carbide semiconductor technology for power amplifier applications.

         Under the terms of the agreement, Cree will purchase the assets of UltraRF and assume certain liabilities in exchange for approximately 908,000 shares of Cree common stock plus $30 million in cash, or additional Cree shares worth $30 million.

         The parties anticipate that the transaction, which is subject to regulatory approval, completion of due diligence and other customary conditions, will close in late December 2000 or January 2001. As part of the transaction, Spectrian and Cree will enter into a two-year supply agreement under which Cree will supply RF power semiconductors to Spectrian.

         Spectrian and Cree will also enter into a one-year joint agreement to develop advanced


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Spectrian Announces Sale of Its UltraRF

technologies related to laterally diffused metal oxide semiconductors (LDMOS), high-linearity and gain driver modules, high-efficiency LDMOS power modules, and SiC MESFET components.

         "We are extremely enthusiastic about our new relationship with Cree," said Tom Waechter, Spectrian CEO and President. "In addition to ensuring a supply of top quality components for several years, we will have an advanced look at the most exciting process and design developments in RF power semiconductor technology. This transaction ensures that Spectrian will be a leader in implementing technology for future generations of wireless infrastructure."

         According to Waechter, "The transaction to sell the UltraRF assets secures several key strategic objectives for Spectrian, including being able to focus our full efforts on our core competency of designing and marketing power amplifier systems, securing a reliable component supply of RF power semiconductors and remaining on the leading edge of technology in the company's markets".

         If you would like to attend the Spectrian Conference Call, an audio simultaneous Webcast will be available on November 21, 2000 at 11:00 A.M. PST. Log onto our website at www.spectrian.com and go to "News and Investor Info." Select "Investor Conference Calls" and click on "11/21/00 - Investor Conference Call." The call will last approximately 30 minutes.

         Or, you can listen to a recording of this conference call, which will be available beginning at 4:00 p.m. PST on November 21, 2000 through December 1, 2000. To access this, please call (800) 633-8284 or (858) 812-6440 and enter reservation number 17003218.


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Spectrian Announces Sale of Its UltraRF

         Durham, N.C.-based Cree, Inc. develops and manufactures semiconductor materials and devices based on silicon carbide (SiC), gallium nitride (GaN) and related compounds.

         The company's products include blue and green LEDs, RF power transistors for use in wireless infrastructure applications, SiC crystals used in the production of unique gemstones and SiC wafers sold for use in research and development.

         Cree has new product initiatives based on its experience in SiC and GaN-based semiconductors, including blue laser diodes for optical storage applications, high frequency microwave devices for radar and other communications systems, and power devices for power conditioning and switching. For more information on Cree, visit http://www.cree.com

         Spectrian is a leading designer and manufacturer of single-carrier and multicarrier high-power RF amplifiers for the worldwide wireless communications industry. Utilized in both wireless data and voice applications, Spectrian amplifiers support AMPS, CDMA, TDMA and GSM technologies for cellular, PCS, wireless local loop and IMT-2000 networks.

         Spectrian is located at 350 Java Drive, Sunnyvale, Calif 94089. For more information, visit the company's Web site at www.spectrian.com or call
(408) 745-5400.

                                      # # #

Certain statements in this press release including statements regarding the close of the transaction, the supply to Spectrian of top quality components for several years, Spectrian's ability to get an advanced look at developments RF power semiconductor technology, Spectrian's status as a leader in implementing technology for future generations of wireless infrastructure and the securing of several key strategic objectives for Spectrian by closing this transaction are forward-looking statements that are subject to risks and uncertainties.

         Spectrian's results could differ materially based on various factors including, and without limitation, the transaction with Cree may not close for any number of reasons, Spectrian's reliance on a limited number of customers; the cancellation or deferral of customer orders; the timely development, manufacturability and market acceptance of new products; continued growth in wireless communication and pauses in such growth as are periodically experienced in the market; the ability to manufacture new or existing products in sufficient quantity or quality; and worldwide economic conditions.

         Further   information  on  factors  that  could  affect  the  company's financial results are included in Spectrian's 2000 Annual Report on Form 10-K and Forms 10-Q for the interim quarters.


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Spectrian Announces Sale of Its UltraRF

Spectrian is a registered trademark of Spectrian Corporation. Other brand or product names are registered trademarks or trademarks of their respective holders.(C)Spectrian Corporation, 2000. All rights reserved.